UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: January 9, 2009

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

700 17th Street, Suite 1700

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 9, 2009, an Airplane Dry Lease Agreement (the “Dry Lease”) by and between Intrepid Potash, Inc. (the “Company”) and Intrepid Production Holdings LLC (“Lessor”) became effective.

The Lessor is an entity indirectly owned by Robert P. Jornayvaz III, the Company’s Chairman of the Board and Chief Executive Officer. Pursuant to the terms of the Company’s Statement of Policy with Respect to Related Party Transactions, the Audit Committee approved the terms of the Dry Lease.

The Dry Lease was entered into in order to permit the Company’s use of the Dry Lease Aircraft on an as-needed basis. Payments will be due from the Company to the Lessor based only upon use of the Dry Lease Aircraft by the Company pursuant to the terms of the Dry Lease, and not upon the execution of the Dry Lease.

Pursuant to the Dry Lease, the Company has agreed to lease an aircraft (the “Dry Lease Aircraft”) from Lessor for an initial term of one year, which term thereafter will be automatically renewed on a month-to-month basis. Either party may terminate the Dry Lease upon thirty (30) days’ written notice to the other party. The Company pays $5,590 per flight hour for the use of the Dry Lease Aircraft and is responsible for any deductible amounts applicable to any claim under Lessor’s insurance policies with respect to the Dry Lease Aircraft relating to the Company’s use of the Dry Lease Aircraft.

The foregoing description of the Dry Lease is qualified in its entirety by the full terms and conditions of the Dry Lease, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Aircraft Dry Lease dated as of January 9, 2009, by and between Intrepid Production Holdings LLC and Intrepid Potash, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: January 12, 2008	By:	/s/ David W. Honeyfield
David W. Honeyfield
Executive Vice President, Chief Financial Officer, Treasurer and Secretary